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                                                                    EXHIBIT 99.7


                        SPECIAL EMPLOYEE ITEMS AGREEMENT
                        --------------------------------

                  SPECIAL EMPLOYEE ITEMS AGREEMENT, dated as of October 28, 2001 (as the same may be amended from time to time, the "SEI Agreement"), among GENERAL MOTORS CORPORATION, a Delaware corporation ("GM"), and HUGHES ELECTRONICS CORPORATION, a Delaware corporation ("HEC"), each a "Party", and collectively, the "Parties."

                  WHEREAS, following the separation of HEC from GM pursuant to a Separation Agreement (the "Separation Agreement") entered into by and between HEC and GM, HEC and Echostar Communications Corporation, a Nevada corporation ("Echostar") desire to combine the business of Echostar with the business of HEC pursuant to a merger (the "Merger") of Echostar with and into HEC, with HEC as the surviving corporation ("New HEC"), as contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement") entered into by and between HEC and Echostar; and

                  WHEREAS, in connection with the transactions contemplated by the Separation Agreement and the Merger Agreement, the Parties hereto are entering into this SEI Agreement in order to address certain special employee items;

                  NOW, THEREFORE, in consideration of the mutual covenants and provisions hereinafter contained, the Parties hereto hereby agree as follows.

1) DEFINITIONS

                  All initially capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement unless the context indicates otherwise.

                  For purposes of this SEI Agreement, the term "Control Group," with respect to any entity, means the controlled group of corporations (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended) of which such entity is a member.

2) PENSION PLANS

         (a) Subject to Applicable Law, a participant in the General Motors Retirement Program for Salaried Employees ("GM SRP") who transferred from GM or any member of the GM Control Group to HEC with the consent of GM management under the applicable GM-EDS and Hughes Transfer Procedure prior to the Closing Date will receive the following treatment from the GM SRP and the General Motors Benefit Equalization Plan - Retirement ("BEP-R"). The GM SRP and BEP-R will, for employees who remain continuously employed by HEC, New HEC or any member of the HEC Control Group until retirement with eligibility for immediate commencement of retirement benefits from HEC, New HEC or a member of the HEC Control Group:
(1) treat the transferred employee as not having incurred a break in credited service as a result of the transactions contemplated by the Transaction Documents; (2) for purposes of calculating final average monthly base salary under the GM SRP, utilize the average monthly base salary at HEC in effect on the Merger Effective Time increased three percent (3%) non-

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compounded per year for each full year of continuous salaried employment at HEC,
New HEC or a member of the HEC Control Group from the Merger Effective Time until retirement; and (3) provide benefits under the terms of the GM SRP and BEP-R in effect at the time of retirement from HEC, New HEC or a member of the HEC Control Group. Notwithstanding anything contained in the Transaction Documents to the contrary, all liabilities, obligations and costs arising under or relating to the GM SRP and the BEP-R pursuant to this Section 2(a) shall be liabilities, obligations and costs of GM or the applicable plan, and neither of HEC nor Echostar shall have any obligation to indemnify the GM Indemnitees (as defined in the Implementation Agreement) with respect to such liabilities, obligations and costs pursuant to Article 7 of the Implementation Agreement.

         (b) Subject to Applicable Law, a participant in the HEC Non Bargaining Retirement Plan who transferred from HEC or a member of the HEC Control Group to GM or any member of the GM Control Group with the consent of HEC management under the applicable GM-EDS and Hughes Transfer Procedure prior to the Merger Effective Time will receive the following treatment from the HEC Non Bargaining Retirement Plan or a replacement or successor plan implemented by HEC or New HEC. The HEC Non Bargaining Retirement Plan or a replacement or successor plan implemented by HEC or New HEC will, for employees who remain continuously employed by GM or a company or business unit which was part of the GM Control Group at the time the participant transferred (such as, but not limited to, Delphi Automotive Systems, Corporation) or a member of their respective Control Groups, until retirement with eligibility for immediate commencement of retirement benefits from GM or a company or business unit which was part of the GM Control Group at the time the participant transferred, or a member of their respective Control Groups: (1) treat the transferred employee as not having incurred a break in credited service as a result of the transactions contemplated by the Transaction Documents; (2) for purposes of calculating final average monthly base salary under the HEC Non Bargaining Retirement Plan or a replacement or successor plan implemented by HEC or New HEC, utilize the average monthly base salary in effect on the Merger Effective Time by GM or a company which was part of the GM Control Group at the time the participant transferred, or a member of their respective Control Groups, increased three percent (3%) non-compounded per year for each full year of continuous salaried employment at GM or a company which was part of the GM Control Group at the time the participant transferred, or a member of their respective Control Groups, from the Closing Date until retirement; and (3) provide benefits under the terms of the HEC Non Bargaining Retirement Plan or a replacement or successor plan implemented by HEC or New HEC in effect at the time of retirement from GM or a company which was part of the GM Control Group at the time the participant transferred, or a member of their respective Control Groups. Notwithstanding anything contained in the Transaction Documents to the contrary, all liabilities, obligations and costs arising under or relating to the HEC Non Bargaining Retirement Plan or a replacement or successor plan implemented by HEC or New HEC pursuant to this Section 2(b) shall be liabilities, obligations and costs of HEC, New HEC or the applicable plan, and GM shall have no obligation to indemnify the Hughes Indemnitees or the Echostar Indemnitees (each as defined in the Implementation Agreement) with respect to such liabilities, obligations and costs pursuant to Article 7 of the Implementation Agreement. Notwithstanding any provision of this Agreement, the foregoing provisions of this Section 2(b) shall not apply to more than 180 participants.



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         (c) The parties will cooperate in providing the data required to comply with the provisions of this SEI Agreement.

3) MISCELLANEOUS MATTERS

     a) PARTICIPATION IN GM VEHICLE PURCHASE PROGRAM

     Active and retired HEC employees as of the Closing Date may continue to participate in the GM Vehicle Purchase Program applicable to non-bargaining unit employees of GM as modified from time to time for GM employees for a period of three years following the Merger Effective Time. Notwithstanding anything contained in the Transaction Documents to the contrary, all liabilities, obligations and costs arising under or relating to this Section 3(a) shall be liabilities, obligations and costs of GM, and neither HEC nor Echostar shall have any obligation to indemnify the GM Indemnitees with respect to such liabilities, obligations and costs pursuant to Article 7 of the Implementation Agreement; provided, however, that New HEC shall be responsible for administration of the GM Vehicle Purchase Program insofar as it requires communication thereof by New HEC to its employees and insofar as implementation of the program may require communication by New HEC or its employees to GM.

     b) NO THIRD PARTY BENEFICIARIES

     No provision in this SEI Agreement shall confer upon any person other than the signatories hereto any rights or remedies with respect to the matters set forth in this SEI Agreement.

     c) SEVERABILITY

     In case any one or more of the provisions contained in this SEI Agreement shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or a qualified arbitrator, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be diminished.

     d) GOVERNING LAW

     To the extent not governed by federal law, this SEI Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     e) ENTIRE AGREEMENT; AMENDMENTS

     This SEI Agreement constitutes the entire agreement among the Parties and supersedes all other pre-existing agreements, with respect to the matters expressly provided for in this SEI Agreement. This Agreement may be amended or modified only by mutual agreement in writing signed by an authorized representative of each Party.



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     f) ORDER OF PRECEDENCE

     This SEI Agreement shall be construed in a manner consistent with the Transaction Documents and incorporates the provisions thereof by reference to the extent relevant to this SEI Agreement. The Parties hereto agree that if any terms of this SEI Agreement conflict with the terms in the Transaction Documents, the terms of this SEI Agreement shall govern with respect to the resolution of such conflict.

     g) COUNTERPARTS

     This SEI Agreement may by executed in counterparts, each of which shall be deemed an original.

     h) DESCRIPTIVE HEADINGS

     The section and clause headings of this SEI Agreement are for reference purposes only and shall not affect the meaning or interpretation of this SEI Agreement.



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IN WITNESS WHEREOF, the Parties hereto have executed this SEI Agreement as of the date written above.



HUGHES ELECTRONICS CORPORATION

By:  /s/ M. J. Gaines
     -------------------------------------

Title: Michael Gaines
     -------------------------------------
Date: Chief Financial Officer
     -------------------------------------


GENERAL MOTORS CORPORATION

By:  /s/ Warren G. Andersen
     -------------------------------------

Title: Assistant General Counsel
     -------------------------------------
Date:  10-28-2001
     -------------------------------------


                       [Special Employee Items Agreement]